Exhibit 99.1

NEWS RELEASE

American Oil & Gas Increases Ownership In The Goliath Bakken And Three Forks Project

DENVER, July 20, 2009 — American Oil & Gas, Inc. (NYSE Amex: AEZ) has recently increased its working interest in the approximate 87,000 gross acre Goliath project from a 50% working interest to a 95% working interest in approximately 63,000 net acres located in Williams and Dunn Counties, North Dakota. American increased its interest through two separate and unrelated transactions with Teton Energy Corporation and privately held Evertson Energy Partners.

American purchased Teton Energy Corporation’s interests in the Goliath project, which comprised approximately 14,900 net undeveloped acres, Teton’s 25% ownership in the Champion 1-25H well, 17% ownership in the Viall 1-30 well, 6% ownership in the Solberg 32-2 well, and Teton’s interest in seven gross (approximately .12 net) producing Bakken wells for $900,000 in cash.

American also closed on an acreage exchange at Goliath with Evertson Energy Partners which resulted in American receiving approximately 11,600 net acres and Evertson receiving a 50% working interest in the Champion 1-25H well, a 34% working interest in the Viall 1-30 well, an 11.9% working interest in the Solberg 32-2 well and American’s rights to formations below the Three Forks in four 640 acre sections.

After closing these transactions, American now controls approximately 60,000 net undeveloped acres at Goliath, a 25% working interest in the Champion 1-25H well, a 17% working interest in the Viall 1-30 well, a 6% working interest in the Solberg 32-2 well and an interest in seven gross (approximately .36 net) other producing Bakken wells.

“The Bakken play in the Williston Basin of North Dakota and Montana remains one of the most active and prolific oil areas in North America,” stated Pat O’Brien, CEO of American. “This activity is supported by strong economic returns at current oil prices and a U.S. Geological Survey assessment in 2008 that estimated the Bakken formation holds over three billion barrels of technically recoverable oil.”

O’Brien continued, “We believe our Goliath acreage has the potential to demonstrate results similar to commercial wells being drilled by other operators in the North Dakota portion of the basin and are extremely pleased to have been able to increase our ownership interest at what we think are attractive terms. In addition to the Bakken potential on our acreage, we are also encouraged by our geological interpretation of the Three Forks formation and expect future drilling activity at Goliath would include targeting this formation as well. We continue our efforts to bring in an outside participant to pay for all or a substantial portion of one or more wells in return for an ownership interest in the project, and we remain confident that the Bakken and Three Forks formations at Goliath will become a major focus for American in the coming months.”

# # #

This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.